Sub-Item 77Q1(a): Exhibits

The amendments to the registrant’s by-laws are hereby incorporated by reference.  Please refer to the registrant’s Post-effective Amendment No. 100, dated October 1, 2008.

Sub-Item 77Q1(e): Exhibits

The new investment advisory contracts are incorporated by reference.  Please refer to the registrant’s Post-effective Amendment No. 100, dated October 1, 2008.